                                                                    EXHIBIT 12.1

               Calculation of Ratio of Earnings to Fixed Charges
                    (in thousands except for ratio amounts)

                                                               Year
                                         ----------------------------------------------------
                                           1996       1997       1998       1999       2000
                                           ----       ----       ----       ----       ----
Income before income taxes                31,891      3,055     35,336     43,071     18,429
Interest expense                          48,367     65,971     45,860     23,300     39,359
                                         -------    -------    -------    -------    -------
Earnings                                  80,258     69,026     81,196     66,371     57,788
                                         -------    -------    -------    -------    -------
Fixed Charges (Interest expense)          48,367     65,971     45,860     23,300     39,359
                                         -------    -------    -------    -------    -------
Ratio of Earnings to Fixed Charges           1.7        1.0        1.8        2.8        1.5
                                         =======    =======    =======    =======    =======